As filed with the Securities and Exchange Commission on April 8, 1998
                                              Registration No. 333 - [    ]
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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         ICN PHARMACEUTICALS, INC.
           (Exact Name of Registrant as Specified in its Charter)

                  Delaware                           33-0628076
        (State or Other Jurisdiction              (I.R.S. Employer
      of Incorporation or Organization)          Identification No.)

                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                               (714) 545-0100
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)

                                 Copies To:
                               David C. Watt
     Executive Vice President, General Counsel and Corporate Secretary
                         ICN Pharmaceuticals, Inc.
                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                               (714) 545-0100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                           of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                   Calculation of Registration Fee


---------------------------------------------------------------------------------------------------------------
Title of Each Class                           Proposed Maximum     Proposed Maximum
of Securities to be     Amount to be          Offering Price Per   Aggregate Offering    Amount of Registration
Registered(1)           Registered(2)         Share(3)             Price                 Fee
---------------------   -------------------   ------------------   -------------------   ----------------------
Common Stock,            1,050,000 shares           $48.13             $50,536,500              $14,908.27
$.01 par value per
share
---------------------------------------------------------------------------------------------------------------

(1)  Also includes associated Preferred Stock Purchase Rights.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock are registered hereunder that may be issued in the event that applicable antidilution provisions with respect [to conversion of the Series D Convertible Preferred Stock] become operative, and an indeterminate number of additional shares of Common Stock are registered hereunder that may be issued by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

(3) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the high and low price of shares of Common Stock as reported on the New York Stock Exchange on March 30, 1998 (which date is within five business days prior to the date of the filing of this Registration Statement).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


Subject to Completion, Dated April 8, 1998

PROSPECTUS
                         ICN PHARMACEUTICALS, INC.

                      1,050,000 SHARES OF COMMON STOCK

     Common stock, $.01 par value (the "Common Stock"), of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ICN"). This Prospectus relates to the offer and sale by SmithKline Beecham p.l.c. or an affiliate of SKB designated by SKB (jointly "SKB"), as more fully described herein, of: (a) 615,750 shares of Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock") (b) up to 434,250 additional shares of Common Stock issuable upon conversion of Series D Preferred Stock in the event that the Current Market Price for the Common Stock (as defined herein) is less than certain agreed upon price thresholds; and (c) an undetermined number of additional shares of Common Stock as a result of any adjustments to the conversion price of the Series D Preferred Stock pursuant to the antidilution provisions of the
Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock of ICN Pharmaceuticals, Inc. (the "Certificate of Designation") governing the Series D Preferred Stock (which shares of Common Stock are collectively referred to as the "Shares"). The Company will not receive any of the proceeds from the sale of the Shares. However, under certain circumstances, SKB will be required to pay to the Company the amount, if any, by which the Current Market Price for the Common Stock exceeds certain agreed upon price thresholds. The Company will bear all of the expense of such registration, other than underwriting discounts and selling commissions applicable to the sale of Shares and fees and disbursements of counsel, financial and other advisors for SKB. See "Selling Stockholder" and "Plan of Distribution."

     The Shares covered by this Prospectus were originally issued to SKB in a private placement made by the Company under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in consideration of the Company's acquisition, on February 24, 1998, of the African, Asian and Australian rights to 39 prescription and over-the-counter pharmaceutical products, including Actal, Breacol, Coracten, Eskornade, Fefol, Gyno-Pevaryl, Maxolan, Nyal, Pevaryl, Ulcerin and Vylcim (collectively the "SKB Product Rights") from SKB. The Company received the SKB Product Rights in exchange for $45,500,000 payable in a combination of $22,500,000 in cash and 821 shares of Series D Preferred Stock initially convertible into 615,750 shares of Common Stock valued at $23,000,000. Except under certain circumstances, SKB has agreed not to sell the Shares until November 4, 1999. The Company has agreed to pay SKB an additional amount in a combination of cash and Series D Preferred Stock (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the Shares during a specified period from November 4, 1999 through December 2, 1999 and the then market value of the unsold Shares do not provide SKB with an average value of $46.00 per share (including any dividend paid on the Shares to SKB). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of $46.00 per share (including any dividend paid on the Shares to SKB). See "The Company," "Recent Developments" and "Selling Shareholder."

     SKB and any broker-dealers, agents or underwriters that participate with SKB in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ICN." On March 30, 1998, the closing sale price per share, as reported by the NYSE, was $47.88.

     The Shares may be sold from time to time by SKB or, in certain cases, by transferees or assignees. Such sales may be made in the over-the-counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Date of this Prospectus is April _, 1998.

[RED HERRING]
Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, at 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained (at prescribed rates), by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also is available through the Commission's Website (http://www.sec.gov). Such material also can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Common Stock. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Commission's rules and regulations. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission as described above.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, dated March 31, 1998.

     2. The description of the Common Stock and associated Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A, dated November 10, 1994.

     3. Current Report on Form 8-K, dated December 8, 1997, as amended by Form 8-K/A, filed as of February 17, 1998.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE REPORTS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH REPORTS OR DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DAVID C. WATT, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. TELEPHONE INQUIRIES MAY BE DIRECTED TO DAVID C. WATT AT (714) 545-0100.

                                THE COMPANY

     ICN is a multinational pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products and provides radiation monitoring services. The Company pursues a strategy of international expansion which includes (i) the consolidation of the Company's leadership position in Eastern Europe and Russia; (ii) the acquisition of high margin products that complement existing product lines and can be registered and introduced into additional markets to meet the specific needs of those markets; and (iii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements. References to ICN or the Company include the subsidiaries of ICN, unless the context requires otherwise.

     The Company distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. Among the Company's products is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole(R). Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus (HIV). In the United States and Europe, Virazole(R) is approved only for use in hospitalized infants and young children with severe lower respiratory infections due to RSV.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. On July 28, 1995, the Company entered into an Exchange License and Supply Agreement (the "Agreement") and a Stock Purchase Agreement with a subsidiary of Schering-Plough Corporation ("Schering") to license the Company's proprietary drug, ribavirin, as a treatment for chronic hepatitis C in combination with Schering's product INTRON-A(R) interferon alpha 2(b)) (the "Combination Therapy"). The Agreement provided the Company an initial non-refundable payment by Schering of $23,000,000, and future royalty payments to the Company for marketing of the drug, including certain minimum royalty rates. Schering will have exclusive marketing rights for ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Union. In addition, Schering will purchase up to $42,000,000 in Common Stock upon the achievement of certain regulatory milestones. Under the Agreement, Schering is responsible for all clinical developments and regulatory activities worldwide. During 1996, clinical trials commenced with the enrollment of more than 2,000 patients. In December 1997, the Company was informed by Schering that Schering had filed a New Drug Application for the Combination Therapy with the U.S. Food and Drug Administration (the "FDA"). See "Risk Factors -- No Assurance of Successful Development and Commercialization of Future Products."

     The Company believes it is positioned to expand its presence in the pharmaceutical markets in Eastern and Central Europe. In 1991, the Company acquired a 75% interest in Galenika Pharmaceuticals ("Galenika"), a large drug manufacturer and distributor in Yugoslavia. Galenika was subsequently renamed ICN Yugoslavia. This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in ICN Yugoslavia, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. ICN Yugoslavia continues to be a significant part of the Company's operations although its sales and profitability have, at times, been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. The United Nations Security Council adopted resolutions, however, that in December 1995, suspended and, in October 1996, lifted economic sanctions which had been imposed on the Federal Republic of Yugoslavia since May of 1992. The suspension and lifting of economic sanctions enabled ICN Yugoslavia to resume exporting certain of its product lines to Russia, other Eastern European Markets, Africa, the Middle East and the Far East. See "Risk Factors -- Risk of Operation in Yugoslavia."

     In 1995, the Company acquired a 75% interest in ICN Oktyabr, one of the largest pharmaceutical companies in the Russian Federation. The Company purchased an additional 15% interest in ICN Oktyabr, in 1996, raising its ownership to 90%. Also in 1996 and 1997, the Company acquired a 67% interest in Alkaloida Chemical Co. ("Alkaloida"), one of the largest pharmaceutical companies in terms of sales in Hungary and a major world producer of morphine and related compounds. In 1996 and 1997, the Company greatly expanded its Russian presence through the acquisition of four additional pharmaceutical companies: Leksredstva, located in Kursk; Polypharm, located in Chelyabinsk; Marbiopharm, located in Yoshkar-Ola; and AO Tomsk Chemical Pharmaceutical Plant ("Tomsk"), located in Tomsk. The combined sales of these five companies establish the Company among the largest pharmaceutical companies in Russia today and a pioneer and leader in the privatization movement. In October 1997, the Company acquired an 80% interest in Polfa Rzeszow S.A. ("Rzeszow"), a pharmaceutical company located in Poland. In February 1998, the Company announced that it would invest $300,000,000 in Russia over the next five years, including $47,000,000 for the construction of a new pharmaceutical plant as part of its ongoing modernization of ICN Oktyabr. The Company is currently exploring acquisition opportunities in Russia, the Czech Republic and Romania. See "Risk Factors -- Risk of Operations in Eastern Europe, Russia and China."

     In 1997, a subsidiary of the Company acquired the worldwide rights to eleven products from F. Hoffmann-La Roche Ltd. ("Roche"). The products include Alloferin, Ancotil, Efudix, Glutril, Levo-Dromoram, Librium, Limbitrol, Mestinon, Prostigmin, Protamin and Tensilon. Also in 1997, a subsidiary of the Company purchased Roche's Humacao, Puerto Rico manufacturing plant (the "Humacao, Puerto Rico Plant"). Simultaneously, Roche leased the Humacao, Puerto Rico Plant from the Company for two years at $4,000,000 per annum.

     On February 24, 1998, the Company acquired the SKB Product Rights from SKB. The Company received the SKB Product Rights in exchange for $45,500,000 payable in a combination of $22,500,000 in cash and 821 shares of Series D Preferred Stock initially convertible into 615,750 shares of Common Stock valued at $23,000,000. Except under certain circumstances, SKB has agreed not to sell the Shares until November 4, 1999. The Company has agreed to pay SKB an additional amount in a combination of cash and Series D Preferred Stock (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the Shares during a specified period from November 4, 1999 through December 2, 1999 and the then market value of the unsold Shares do not provide SKB with an average value of $46.00 per share (including any dividend paid on the Shares to SKB). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of $46.00 per share (including any dividend paid on the Shares to SKB). See "Selling Shareholder."

     In addition to its pharmaceutical operations, the Company also develops, manufactures and sells, through its wholly owned subsidiary, ICN Biomedicals, Inc., a broad range of research and diagnostic products and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is (714) 545-0100.


                                RISK FACTORS

     An investment in the Common Stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. Prospective purchasers of the Common Stock should be fully aware of the risk factors set forth herein. This Prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and in the documents incorporated by reference and may include statements regarding, among other matters, the Company's growth opportunities, the Company's acquisition strategy, regulatory matters pertaining to governmental approval of the marketing or manufacturing of certain of the Company's products and other factors affecting the Company's financial condition or results of operations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking known and unknown statements. Such factors include the various risk factors described below.

     DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 80% and 78% of the Company's net sales for 1996 and 1997, respectively, were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently have a hedging program to protect against foreign currency exposure and, in certain of the countries in which the Company operates, no effective hedging program is available.

     RISK OF OPERATIONS IN YUGOSLAVIA

     ICN Yugoslavia represents a material part of the Company's business. Approximately 44% and 30% of the Company's net sales for 1996 and 1997, respectively, were from ICN Yugoslavia. In addition, approximately 62% and 48% of the Company's operating income for 1996 and 1997, respectively, was from ICN Yugoslavia. ICN Yugoslavia, a 75% owned subsidiary, operates in a business environment that is subject to significant economic volatility and political instability. The economic conditions in Yugoslavia include continuing liquidity problems, inflationary pressures, unemployment, a weakened banking system and a high trade deficit. Between May 1992 and December 1995, ICN Yugoslavia operated under United Nations' sanctions that severely limited the ability to import raw materials and prohibited all exports. While most of the sanctions have been suspended, certain risks, such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have material adverse impact on the Company's financial position and results of operations.

     During 1992 and 1993, the rate of inflation in Yugoslavia was over one billion percent per year. Inflation was dramatically reduced in January 1994 when the government enacted a stabilization program designed to strengthen its currency. This program reduced the annualized inflation rate to five percent by the end of 1994, increased the availability of hard currency, stabilized the exchange rate of the dinar and improved the overall economy in Yugoslavia. In 1995, the effectiveness of the stabilization program began to wane, resulting in a decline in the availability of hard currency and an acceleration of inflation to an annual rate of 90% by year end. In November 1995, the dinar was devalued from a rate of 1.4 dinars per U.S.$1 to a rate of 4.7 dinars per U.S.$1.

     Throughout 1996, the level of inflation in Yugoslavia was relatively stable, with a Yugoslavia-reported inflation rate of 60%. The lifting of sanctions by the United Nations eventually provided opportunities to export outside of Yugoslavia. However, Yugoslavia has not fully recovered the international status it held before sanctions were imposed and management believes that economic reform and privatization is necessary before the economy will improve dramatically. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank. The 1997 Presidential and parliamentary elections in Yugoslavia have not, in management's view, resulted in political change that would provide for a foundation of significant economic reforms.

     In an effort by the Central Bank of Yugoslavia to control inflation through tight monetary controls, Yugoslavia is now experiencing severe liquidity problems. This has resulted in longer collection periods for ICN Yugoslavia's receivables. Most of ICN Yugoslavia's customers are slow to pay due to delays of health care payments by the government. This has also resulted in ICN Yugoslavia being unable to make timely payments on its payables.

     ICN Yugoslavia began 1997 with a net monetary asset exposure of $134,000,000. During 1997, the Company reduced its monetary exposure by converting dinar-denominated accounts receivable into notes receivable payable in dinars, but fixed in dollar amounts. The first agreement was made early in the first quarter of 1997 with $50,000,000 of accounts receivable converted into a one year note bearing interest at LIBOR plus 1%. Approximately $47,000,000 from the first note was refinanced in early 1998, with full payment including interest at LIBOR plus 1% scheduled for 1998. A second agreement was arranged at the end of the first quarter of 1997 whereby the Yugoslavian government agreed to purchase $50,000,000 of drugs. The sales under this agreement were recorded as notes receivable bearing interest at LIBOR plus 1% on the outstanding balance and, which have special payment guarantees fixed in dollar amounts. The second agreement also allows the Company to offset certain payroll tax obligations against outstanding accounts receivable balances. Subsequent to these two agreements, the Company negotiated an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50,000,000 per calendar quarter for one year, and the government would pay a minimum of $9,500,000 per month towards outstanding accounts receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government exceed $200,000,000, including both accounts and notes receivable.
Receivables that arise from this agreement are interest bearing with interest at LIBOR rate plus 1%. As of December 31, 1997, the notes receivable from the Yogoslavian government were approximately $145,431,000. Additionally, sales of approximately $140,700,000 under the above agreements were made to Velefarm, an affiliated entity, acting as agent for the Yugoslavian government. The Yugoslavian government's willingness to provide the Company protection against devaluation on its receivables in exchange for longer payments terms reflected the strict adherence to government policy on controlling inflation by limiting the amount of hard currency in circulation. This policy was initially established with the start of the stabilization program in 1994. As of December 31, 1997, ICN Yugoslavia had a net monetary asset position of $60,000,000.

     On April 1, 1998, the Yugoslavian government devalued the dinar from a rate of 6.0 dinars per $1 to 10.92 dinars per $1. The devaluation will result in a foreign exchange loss in the second quarter of 1998 that will be based on the net monetary asset exposure as of April 1, 1998. The Company is currently determining the amount of the loss; however, based on the net monetary asset exposure of approximately $60,000,000 as of December 31, 1997, the devaulation would result in a foreign exchange loss of approximately $27,000,000. The Company will take actions to reduce the impact of the devaluation, which will include the immediate application for price increases.

     With 80% of ICN Yugoslavia's sales arising from government or government-funded entities in 1997, ICN Yugoslavia is financially dependent on the Yugoslavian government. During 1997, other than the Yugoslavian government or government-funded entities, no other customers represented more than 10% of total sales or accounts receivable.

     ICN Yugoslavia is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for ICN Yugoslavia products. During 1996 and 1997, ICN Yugoslavia received no price increases due to relatively lower levels of inflation. In response to the devaluation of the dinar, ICN Yugoslavia will apply immediately for price increases, although there can be no assurance that the Company will receive price increases or that any price increases obtained will be sufficient to offset the effects of the devaluation. As inflation rises, the size and frequency of price increases are expected to increase. Price increases obtained by ICN Yugoslavia are based on economic events preceding such an increase and not on expectations of ongoing inflation. This lag in permitted price increases creates downward pressure on the gross margins that ICN Yugoslavia receives on its products. When necessary, ICN Yugoslavia will limit sales of products that have poor margins until an acceptable price increase is received. The impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     RISK OF OPERATIONS IN RUSSIA, EASTERN EUROPE AND CHINA

     The Company has invested a total of approximately $28,404,000 for majority interests in five pharmaceutical companies located in Russia. In addition, the Company is planning to invest $300,000,000 in Russia over the next five years, including $47,000,000 for the construction of a new pharmaceutical plant in connection with its modernization of ICN Oktyabr. The Company also has invested approximately $23,600,000 in its 67% interest in ICN Hungary. In October 1997, the Company invested approximately $33,700,000, and 48,000 shares of Common Stock valued at $1,709,000 to be issued to certain employees, in an 80% interest in Rzeszow, a pharmaceutical company located in Poland, and has committed to invest an additional $20,000,000 in 1998 and 1999, which will give the Company a 90% interest in Rzeszow. In January 1997, ICN China, Inc. ("ICN China"), a wholly-owned subsidiary of the Company, commenced operations of a pharmaceutical company under a joint venture with Wuxi Pharmaceutical Corporation, a Chinese state-owned pharmaceutical corporation. Under the agreement, ICN China agreed to invest an aggregate of $24,000,000 in cash over three years, primarily for the construction of a new pharmaceutical production plant and the purchase of related machinery and equipment.
Although the Company believes that investment in Russia, Eastern Europe, China and other emerging markets offers access to growing world markets, the economic and political conditions in such countries are uncertain. See "-- Dependence on Foreign Operations."

     RISK OF OPERATIONS IN MEXICO

     During the last three years, the cumulative inflation rate in Mexico has exceeded 100%. In 1997, the Company began translating the financial statements of its operations in Mexico using accounting methods that apply to hyperinflationary economies, resulting in a foreign exchange loss of approximately $400,000. At December 31, 1997, Mexico had a net monetary asset position of approximately $6,719,000, which would be subject to loss if a devaluation were to occur.

     NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND
     COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole(R) is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole(R) in the countries of the European Union, where the Company has retained co-marketing rights under the License Agreement. It may be desirable or necessary for the Company to enter into licensing arrangements with other pharmaceutical companies in order to market effectively any new products or new indications for existing products such as the License Agreement with Schering for the marketing of Virazole(R) for Combination Therapy (if approved). There can be no assurance that the Company will be successful in raising such additional capital or entering into such marketing arrangements, if required, or that such capital will be raised, or such marketing arrangements will be, on terms favorable to the Company.

      LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) to treat specified human viral diseases. If future development of Virazole(R) in combination with interferon is successful and approval granted in the United States, an additional award of exclusivity should be granted of up to three years from the date of approval (Waxman-Hatch Act). The Company has patents in certain foreign countries covering use of Virazole(R) in the treatment of certain diseases which expire at various times through 2006. The Company has no, or limited, patent rights with respect to Virazole(R) and/or its use in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, it is expected that the Company will be granted a favorable review classification (Centralized Procedure) for Virazole(R) as a treatment for chronic hepatitis C in all European Union countries (including France, Germany, Italy and Great Britain). As a result, approval of the application of Virazole(R) for treatment of chronic hepatitis C (if such approval is granted) could, in the European Union, provide the Company up to ten years of protection, from the date of such approval of the application, against generic substitutes of Virazole(R) for treatment of chronic hepatitis C. Such protection would require each generic application to provide original clinical and preclinical data supporting its approval without referencing data in the Virazole(R) submission. However, there can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries. As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Many of the names of the Company's products are registered trademarks in the United States, Yugoslavia, Mexico, Canada, Spain, The Netherlands and other countries. The Company anticipates that the names of future products will be registered as trademarks in the major markets in which it will operate. Other organizations may in the future apply for and be issued patents or own proprietary rights covering technology which may become useful to the Company's business. The extent to which the Company, at some future date, may need to obtain licenses from others is not known.

     UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends aggressively to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. Since some or all of these potential acquisitions may be affected with the issuance of Common Stock by the Company to the sellers of the businesses being acquired or financed with the issuance of Common Stock or securities convertible into Common Stock, the interest of existing stockholders in the Company may be diluted (which dilution may be material depending on the size and the number of acquisitions consummated). Subject to sufficient authorized and unissued shares of Common Stock being available, no stockholder approval of any acquisition transaction would be required unless the number of shares of Common Stock issued by the Company in connection with the transaction (or series of related transactions) were to exceed 20% of the then outstanding shares of Common Stock.

     POTENTIAL LITIGATION EXPOSURE

     Pursuant to an Order Directing Private Investigation and Designating Officers to Take Testimony, entitled In the Matter of ICN Pharmaceuticals, Inc., (P-177) (the "Order"), a private investigation is being conducted by the SEC with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA. As set forth in the Order, the investigation concerns whether, during the period from June 1994 through February 1995, the Company, persons or entities associated with it and others, in the offer and sale or in connection with the purchase and sale of ICN securities, engaged in possible violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; (ii) purchased or sold Common Stock while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold Common Stock. The Company has cooperated with the Commission in its investigation. On January 13, 1998, ICN received a letter from the SEC's Philadelphia District Office (the "District Office") stating the District Office's intention to recommend to the Commission that it authorize the institution of a civil action against the Company and Milan Panic, Chairman and Chief Executive Officer of the Company. As set forth in the letter, the District Office seeks the authority to commence a civil action to enjoin the Company from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and to impose a civil penalty of up to $500,000 on ICN. In regard to Mr. Panic, the District Office seeks the authority to begin a civil action (i) to enjoin Mr. Panic from future violations of Section 17(a) of the
Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder; (ii) for disgorgement of approximately $390,000; (iii) for prejudgment interest; (iv) for a civil penalty pursuant to Section 21A of the Exchange Act that cannot exceed three times any amount disgorged and
(v) for an officer and director bar pursuant to Section 21 of the Exchange Act. On January 30, 1998, the Company filed submissions with the Commission urging that it reject the District Office's request.

     The Company has received Subpoenas (the "Subpoenas") from a Grand Jury in the United States District Court, Central District of California requesting the production of documents covering a broad range of matters over various time periods. In March 1998, the Company was advised that the office of the United States Attorney for the Central District of California is considering the Company, Mr. Panic and a former officer of the Company targets of the investigation. The Company was also advised that certain current and former officers of the Company are considered subjects of the investigation. The Company has and continues to cooperate in the Grand Jury Investigation. A number of current and former employees of the Company have been interviewed by the government in connection with the investigation.

     DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its management, including Milan Panic, its Chairman and Chief Executive Officer. The loss of the services of its management could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's investigation of the Company, as described under " -- Potential Litigation Exposure," the Subpoena and the possibility of a civil action against the Company and/or Mr. Panic, as described under " -- Potential Litigation Exposure," may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See " -- Potential Litigation Exposure". In addition, Mr. Panic, who served as Prime Minister of Yugoslavia from July 1992 to March 1993, remains active in Yugoslavian politics and may again serve in a governmental office in the future.

     POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(R). While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against the Company or any of its predecessors, a substantial claim, if successful, could have a material adverse effect on the Company.

     GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application or of existing drugs or compounds for new applications will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which have created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

     COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. In early 1996, MedImmune, Inc. began marketing in the United States RespiGam(R), a prophylactic drug for the treatment of RSV. The Company is aware of several other ongoing research and development programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data, it is unable to evaluate whether RespiGam(R) or the other technology being developed in these programs poses a threat to the Company's current market position in the treatment of RSV or its revenue streams. In addition, a number of companies and researchers are engaged in developmental efforts for the treatment of Hepatitis C, including through the use of protease inhibitors. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

     INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY

     As of December 31, 1997, after giving effect to the redemption of certain indebtedness of the Company in November 1997 (see "Recent Developments") and repayment of indebtedness related to the Company's acquisition of a plant in Puerto Rico, the Company had outstanding long-term debt of $315,088,000. The indenture for certain of the Company's debt contains, and other debt instruments of the Company may in the future contain, a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict certain corporate activities. The Company's strategy contemplates continued strategic acquisitions, and a portion of the cost of such acquisitions may be financed through additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions or developments and to absorb adverse operating results may be adversely affected.

                            RECENT DEVELOPMENTS

     On April 1, 1998, the Yugoslavian government devalued the dinar from a rate of 6.0 dinars per $1 to 10.92 dinars per $1. The devaluation will result in a foreign exchange loss in the second quarter of 1998 that will be based on the net monetary asset exposure as of April 1, 1998. The Company is currently determining the amount of the loss; however, based on the net monetary asset exposure of approximately $60,000,000 as of December 31, 1997, the devaluation would result in a foreign exchange loss of approximately $27,000,000. The Company will take actions to reduce the impact of the devaluation, which will include the immediate application for price increases. See "Risk Factors - Risk of Operations in Yugoslavia."

     On February 24, 1998, the Company acquired the SKB Product Rights from SKB. The Company received the SKB Product Rights in exchange for $45,500,000 payable in a combination of $22,500,000 in cash and 821 shares of Series D Preferred Stock initially convertible into 615,750 Shares valued at $23,000,000. Except under certain circumstances, SKB has agreed not to sell the Shares until November 4, 1999. The Company has agreed to pay SKB an additional amount in a combination of cash and Series D Preferred Stock (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the Shares during a specified period from November 4, 1999 through December 2, 1999 and the then market value of the unsold Shares do not provide SKB with an average value of $46.00 per share (including any dividend paid on the Shares to SKB). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of $46.00 per share (including any dividend paid on the Shares to SKB). See "Selling Shareholder."

     In February 1998, the Company committed to investing $300,000,000 in Russia over the next five years, $47,000,000 of which will be used for the construction of a new pharmaceutical plant in connection with its modernization of ICN Oktyabr. The new factory, the construction of which is expected to be completed in 2000, will comply with Good Manufacturing Practice (GMP) Standards. See "The Company."

                              USE OF PROCEEDS

     Since this Prospectus relates to the offering of Shares by SKB, the Company will not receive any of the proceeds from the sale of the Shares offered hereby. However, under certain circumstances, SKB will be required to pay to the Company the amount, if any, by which the Current Market Price for the Common Stock (as defined herein) exceeds certain agreed upon price thresholds. Conversely, under certain circumstances, the Company will be required to pay SKB the amount, if any, by which the Current Market Price for the Common Stock (as defined herein) is less than certain agreed upon price thresholds. See "Selling Stockholder - Price Guarantee."

     The transfer agent for the Common Stock is the American Stock Transfer & Trust Company unless and until a successor is selected by the Company.

                            SELLING STOCKHOLDER

     General

     On February 24, 1998, the Company issued to SKB 821 shares of Series D Preferred Stock in connection with the Company's acquisition of the SKB Product Rights pursuant to the Agreement for the Sale and Purchase of a Portfolio of Pharmaceutical, OTC and Consumer Healthcare Products (the "Sale and Purchase Agreement") between the Company and SKB. The shares of Common Stock issuable upon the conversion of the Series D Preferred Stock and an undetermined number of additional shares of Common Stock issuable as a result of any adjustments to the conversion price of the Series D Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation are being offered for the account of SKB. Because SKB may sell all or part of the Shares that it holds pursuant to this Prospectus and because this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Shares that will be held by SKB upon termination of this Offering. See "Plan of Distribution."

     As of April 2, 1998 the Company had 71,844,226 shares of Common Stock outstanding. The shares of Common Stock issuable to SKB upon conversion of the Series D Preferred Stock, if such Series D Preferred Stock had been converted on April 2, 1998, would have represented less than 1% of the outstanding shares of Common Stock.

     The Series D Preferred Stock was issued to SKB under the terms of the Sale and Purchase Agreement. The following summary of certain provisions of the Sale and Purchase Agreement relating to the Shares is not intended to be complete and is subject to and qualified in its entirety by reference to the Sale and Purchase Agreement and exhibits thereto, a copy of which is attached as an exhibit to this Registration Statement and is incorporated herein by reference.

     Pursuant to the terms of the Sale and Purchase Agreement, except in matters that may have an adverse effect, directly or indirectly, on the Series D Preferred Stock, holders of shares of Series D Preferred Stock are required to vote the Series D Preferred Stock in the same proportion and in the same manner as all other shares of ICN which are actually voted on such matter, except in the event of certain acceleration events.

     Registration Rights

     The registration effected hereby is being effected pursuant to certain registration rights granted by the Company at the time of the closing of the transactions under the Sale and Purchase Agreement. The registration rights may be assigned by SKB to certain transferees and assigns of the Shares; provided that the Company is given notice at the time of such transfer and the transferee or assignee agrees to be bound by the Registration Rights Agreement by and between SKB and the Company (the "Registration Rights Agreement"). If applicable, this Offering would include sales of Shares by such transferees and assigns. This description of the registration rights is a summary and as such is not intended to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as an exhibit to this Registration Statement and is incorporated herein by reference.

     Price Guaranty

     The Company has agreed to pay SKB an additional amount in a combination of cash and Series D Preferred Stock (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the Shares during a 20 Trading Day (as defined herein) period from and after November 4, 1999 (the "Settlement Period") and the then market value of the unsold Shares do not provide SKB with an average value of $46.00 per share (the "Final Guaranteed Price") (including any dividend paid on the Shares). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of the Final Guaranteed Price (including any dividend paid on the Shares). The Company must pay an "Interim Payment" to SKB not later than 10 business days following December 31, 1998 (the "Initial Guarantee Date"), if the Current Market Price (as defined herein) of the Common Stock is less than $41.44 (the "Initial Guaranteed Price"). The "Current Market Price" is the closing price of the Common Stock for each of the five consecutive Trading Days (as defined herein) immediately prior to the Initial Guarantee Date, or the last Trading Day of the Settlement Period (the "Final Guarantee Date"), as applicable. A "Trading Day" is a trading day on the NYSE and Chicago Board Option Exchange (in each case other than a day on which trading on such exchange is scheduled to close prior to its regular closing time).

     The Initial Guaranteed Price and the Final Guaranteed Price (jointly the "Guaranteed Prices") are subject to certain anti-dilution adjustments, including if the Company issues additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, or the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock or in the event of any other event which would give rise to an adjustment of the conversion price of the Series D Preferred Stock pursuant to the Certificate of Designation.

     Final Conversion Date

     Not later than November 3, 1999, SKB must convert all of the shares of Series D Preferred Stock then held by SKB into Common Stock and, subject to the restrictions on transfer described herein, may in its sole discretion during the Settlement Period sell any or all of such Shares in one or more transactions.

     Limits on Increase of SKB's Holding Percentage

     The Company may not redeem, repurchase or otherwise acquire any shares of Common Stock or any other class of capital stock of ICN or take any other action affecting such shares (other than such action taken at the request of SKB or unless SKB waives its rights in writing), if such action would increase the percentage of outstanding shares of Common Stock owned by SKB (excluding shares of Common Stock acquired and held by SKB independent of the Sale and Purchase Agreement) to greater than 4.9%, assuming conversion of the Series D Preferred Stock held by SKB. If this requirement limits the Company's ability to deliver Additional Shares (as defined herein) that are otherwise due to SKB, the Company must pay SKB a cash amount equal to the difference between the payment then due and the value of the Additional Shares. "Additional Shares" means shares of Series D Preferred Stock, other than the shares of Series D Preferred Stock delivered by the Company to SKB at the completion of the sale and purchase of the SKB Product Rights and other assets pursuant to the Sale and Purchase Agreement (the "Original Preferred Stock"), and shares of Common Stock into which the Original Preferred Stock may be converted (the "Original Common Stock").

     Restrictions on Transfer

     Prior to November 1, 1999, SKB (1) may not sell the Shares or the Series D Preferred Stock without the Company's prior written consent unless the net price to be received by SKB would exceed $50.00, or (2) effect any sales of Common Stock on any Trading Day unless sales would satisfy the conditions of Exchange Act Rule 10b-18(b)(4)(i); except, however, that the requirement to conduct sales in compliance with Rule 10b-18 will not apply to sales of no more than 45,000 shares of Common Stock on any Trading Day, or no more than 75,000 shares of Common Stock on any Trading Day if the price of the Common Stock on the NYSE on the previous Trading Day was less than $18.68.

     As of April 2, 1998, the Company had outstanding approximately 71,844,226 shares of Common Stock. The Shares to be sold by SKB represent in the aggregate less than 1% of the outstanding shares of Common Stock.

                            PLAN OF DISTRIBUTION

     This Prospectus has been prepared for the benefit of SKB and SKB is offering the shares for its own account and not for the account of the Company. There can be no assurance that SKB will sell any or all of the Shares offered hereunder. The Company will not receive any proceeds from the sale of the shares, except to the extent that under certain circumstances SKB is required to pay the Company the amount, if any, by which the applicable Current Market Price (as defined herein) is more than $46.00. The "Current Market Price" means, for the Initial Guarantee Date or the Final Guarantee Date (each a "Guarantee Date"), the average of the closing prices for the Common Stock on the NYSE for the five Trading Days immediately prior to such Guarantee Date.

     The Shares may be sold from time to time by SKB or by its transferees and assigns. Such sales may be made in the over-the-counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     SKB and any broker-dealers, agents or underwriters that participate with SKB in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock, during any applicable "restricted period" prior to the commencement of such distribution. In addition, and without limiting the foregoing, SKB will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, the provisions of which may limit the timing of purchases and sales of Common Stock by SKB.

     In the Registration Rights Agreement, the Company has agreed to indemnify and hold harmless SKB and each of its directors, officers, employees and agents and any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, SKB, within the meaning of the Securities Act or the Exchange Act, and any underwriter and each person who controls such underwriter within the meaning of the Securities Act or the Exchange Act (each an "Indemnified Party") with respect to registration, qualification or compliance effected pursuant to the Registration Rights Agreement, against all claims, losses, damages and liabilities (or actions in respect thereof), whether joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document, any related registration statement, notification or the like as originally filed or any amendment thereof or supplement thereto (collectively "Offering Documents") incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse any such Indemnified Party and any person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Indemnified Party (an "Affiliate") as incurred for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claims, loss, damage, liability or action, provided that the Company will not be liable in any such case to indemnify any such Indemnified Party to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Indemnified Party and stated to be specifically for use therein.

     SKB has agreed, if Shares held by it are included in the securities as to which any registration, qualification or compliance is being effected pursuant to the Registration Rights Agreement, to indemnify and hold harmless the Company and each of its directors, officers, employees and agents, and any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, within the meaning of the Securities Act or the Exchange Act, any underwriter and each person who controls such underwriter, within the meaning of the Securities Act or the Exchange Act with respect to registration, qualification, or compliance effected pursuant to the Registration Rights Agreement, against all claims, losses, damages and liabilities (or actions in respect thereof) joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in that portion of any such Offering Documents relating to information concerning SKB, which was furnished by SKB to the Company in writing and stated to be specifically for use therein or any omission (or alleged omission) to state in such portion thereof a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse any such Indemnified Party and its Affiliates as incurred for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Offering Documents in reliance upon and in conformity with written information furnished to the Company by SKB and stated to be specifically for use therein, provided, however, that the obligations of SKB may not exceed an amount equal to the lesser of: (i) the net proceeds to SKB of Shares sold pursuant to such Offering Document, or, for the Initial Guarantee Date, the product of (A) $41.14 per share and (B) the Remaining Shares (as defined herein) held by SKB on the Initial Guarantee Date; and for the Final Guarantee Date the product of (X) $46.00 and (Y) the Remaining Shares held by SKB at the close of trading on the NYSE on the Trading Day immediately preceding November 4, 1999. "Remaining Shares" means, as of any date of determination, (1) the number of shares of Common Stock into which shares of Original Preferred Stock owned by SKB on a Guarantee Date are then convertible and (2) shares of Original Common Stock then held by SKB.

     To the extent required, the Company will use its best efforts to file, during any period in which exchanges are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     The registration effected hereby is being effected pursuant to certain registration rights previously granted by the Company to SKB in the Registration Rights Agreement. The Company will bear all of the expense of such registration, other than underwriting discounts and selling commissions applicable to the sale of the Shares and fees and disbursements of counsel, financial and other advisors for SKB.

                               LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Company. As of April 2, 1998, Mr. Watt beneficially owned 149,511 shares of Common Stock, including 146,518 shares which he has the right to acquire upon the exercise of currently exercisable stock options.

                                  EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows of the Company for each of the three years in the period ending December 31, 1997, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report, which includes an emphases of a matter paragraph related to the Company's net monetary assets at ICN Yugoslavia which would be subject to foreign exchange loss if a devaluation of the Yugoslavian dinar were to occur, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The special-purpose statement of net sales and direct expenses for the year ended December 31, 1996 of certain products of F. Hoffmann-La Roche Ltd., Hoffmann-La Roche Inc., and Roche Products Inc. (the "Products"), incorporated by reference in this Registration Statement, has been incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the estimated expenses of the Registrant in connection with the distribution of the securities being registered hereunder. SKB will not bear any of these expenses.

SEC Filing Fee........................................$14,908.27
Legal Fees and Expenses...............................$20,000.00
Accounting Fees and Expenses..........................$20,000.00
Miscellaneous.........................................$ 5,000.00
                                                      ----------
               Total .................................$59,908.27
                                                      ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding.
Additionally, the indemnity agreements provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b)(7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS

4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.2    Bylaws  of  the  Registrant,  previously  filed  as  Exhibit  3.2 to
       Registration   Statement  No.   33-83952  on  Form  S-1,   which  is
       incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994, which is incorporated herein by reference.

4.4 Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York relating to $275,000,000 9-1/4 % Senior Notes Due 2005, previously filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference.*

4.5 Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
       1997).

4.6    Registration  Rights  Agreement  by  and  between  the  Company  and
       SmithKline Beecham p.l.c. (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
       1997).

5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.

10.1. Agreement for the Sale and Purchase of a Portfolio of Pharmaceutical, OTC and Consumer Healthcare Products (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.2 Credit Agreement dated as of March 31, 1997 by and between Banque Nationale de Paris and ICN Pharmaceuticals, Inc. (incorporated by reference to the Company's Annual Report for the year ended December 31, 1997).

10.3 Second Amendment to Credit Agreement dated as of March 31, 1997 by and between Banque Nationale de Paris and ICN Pharmaceuticals, Inc. (incorporated by reference to the Company's Annual Report for the year ended December 31, 1997).

23.1   Consent of Coopers & Lybrand L.L.P. Independent Public Accountants.

23.2   Consent of David C. Watt  (contained in his opinion filed as Exhibit
       5).

23.3   Consent of Price Waterhouse LLP Independent Public Accountants.

24.    Power  of  Attorney   (included   elsewhere   in  the   Registration
       Statement).

----------------
* None of the other indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa and State of California on April 3, 1998.


                                             ICN PHARMACEUTICALS, INC.


                                                   /s/ Milan Panic
                                             -----------------------------
                                             By:  Milan Panic
                                             Chairman and Chief Executive
                                                  Officer

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Milan Panic and David C. Watt his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.


SIGNATURE                              TITLE                    DATE


     /s/ Milan Panic
-----------------------------------
Milan Panic                            Chairman and Chief       April 3, 1998
                                       Executive Officer
                                       (Principal Executive
                                       Officer)

     /s/ John E. Giordani                                       April 3, 1998
-----------------------------------
John E. Giordani                       Executive Vice
                                       President, Chief
                                       Financial Officer
                                       (Principal Financial
                                       and Accounting Officer)

     /s/ Norman Barker, Jr.
-----------------------------------
Norman Barker, Jr.                     Director                 April 3, 1998


     /s/ Senator Birch E. Bayh, Jr.
-----------------------------------
Senator Birch E. Bayh, Jr.             Director                 April 3, 1998


     /s/ Alan F. Charles
-----------------------------------
Alan F. Charles                        Director                 April 3, 1998


     /s/ Roger Guillemin
-----------------------------------
Roger Guillemin, M.D., Ph.D.           Director                 April 3, 1998


     /s/ Adam Jerney
-----------------------------------
Adam Jerney                            Director, President,     April 3, 1998
                                       Chief Operating
                                       Officer

     /s/ Dale M. Hanson
-----------------------------------
Dale M. Hanson                         Director                 April 3, 1998


     /s/ Weldon B. Jolley, Ph.D.
-----------------------------------
Weldon B. Jolley, Ph.D.                Director                 April 3, 1998


     /s/ Andrei V. Kozyrev
-----------------------------------
Andrei V. Kozyrev                      Director                 April 3, 1998


     /s/ Jean-Francois Kurz
-----------------------------------
Jean-Francois Kurz                     Director                 April 3, 1998


     /s/ Thomas H. Lenagh
-----------------------------------
Thomas H. Lenagh                       Director                 April 3, 1998


     /s/ Charles T. Manatt
-----------------------------------
Charles T. Manatt                      Director                 April 3, 1998


     /s/ Stephen D. Moses
-----------------------------------
Stephen D. Moses                       Director                 April 3, 1998


     /s/ Michael Smith, Ph.D.
-----------------------------------
Michael Smith, Ph.D.                   Director                 April 3, 1998


     /s/ Roberts A. Smith, Ph.D.
-----------------------------------
Roberts A. Smith, Ph.D.                Director                 April 3, 1998


     /s/ Richard W. Starr
-----------------------------------
Richard W. Starr                       Director                 April 3, 1998



INDEX TO EXHIBITS


4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.2    Bylaws  of  the  Registrant,  previously  filed  as  Exhibit  3.2 to
       Registration   Statement  No.   33-83952  on  Form  S-1,   which  is
       incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994, which is incorporated herein by reference.

4.4 Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York relating to $275,000,000 9-1/4 % Senior Notes Due 2005, previously filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference.*

4.5 Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
       1997).

4.6    Registration  Rights  Agreement  by  and  between  the  Company  and
       SmithKline Beecham p.l.c. (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
       1997).

5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.

10.1. Agreement for the Sale and Purchase of a Portfolio of Pharmaceutical, OTC and Consumer Healthcare Products (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.2 Credit Agreement dated as of March 31, 1997 by and between Banque Nationale de Paris and ICN Pharmaceuticals, Inc. (incorporated by reference to the Company's Annual Report for the year ended December 31, 1997).

10.3 Second Amendment to Credit Agreement dated as of March 31, 1997 by and between Banque Nationale de Paris and ICN Pharmaceuticals, Inc. (incorporated by reference to the Company's Annual Report for the year ended December 31, 1997).

23.1   Consent of Coopers & Lybrand L.L.P. Independent Public Accountants.

23.2   Consent of David C. Watt  (contained in his opinion filed as Exhibit
       5).

23.3   Consent of Price Waterhouse LLP Independent Public Accountants.

24.    Power  of  Attorney   (included   elsewhere   in  the   Registration
       Statement).

----------------
* None of the other indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.